EXHIBIT 99.1

SHANGHAI, Nov. 8, 2010 /PRNewswire-Asia-FirstCall/ -- ShengdaTech, Inc. ("ShengdaTech" or the  "Company") (Nasdaq:SDTH - News), a leading manufacturer of nano-precipitated calcium carbonate ("NPCC") in China, today reported its unaudited financial results for the three months and nine months ended September 30, 2010.

Third Quarter 2010 Financial Highlights

-- Net sales from continuing operations rose 35.6% year-over-year to $34.4 million

-- Gross margin was 40.7% up from 39.7% in the third quarter of 2009

-- Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measurement, was $13.2 million, up 40.4% from the same quarter in 2009

-- Operating income increased by 40.6% year-over-year to $11.5 million

-- Operating margin was 33.5% up from 32.2% in the third quarter of 2009

-- Net income from continuing operations for the third quarter of 2010 was $7.0 million, representing diluted EPS of $0.13, up 45.3% year-over year

Mr. Xiangzhi Chen, ShengdaTech's Chairman and CEO commented, "Our strong revenue and net income growth in the third quarter of 2010 was led by continued capacity expansion fueled by growth in customer demand. Demand for our NPCC products continues to rise as we further penetrate our existing end-markets and expand into new markets. We are aggressively ramping up capacity utilization at our new NPCC facility in Anhui Province and are in advanced negotiations with prospective customers in this high-potential, prospect-rich economic region."

Mr. Chen further commented, "One of our leading competitive advantages in the NPCC market is our ability to introduce new, value-added product applications for NPCC. For example, in the third quarter of 2010, we recognized our first sales of our new NPCC application for asphalt and expect orders to accelerate in the coming months.  We plan to patent protect this application to capitalize on this market opportunity and reap maximum benefits from our intensive and extensive research efforts."

Third Quarter 2010 Financial Results from Continuing Operations

Net sales from continuing operations in the third quarter of 2010 increased by 35.6% to $34.4 million from $25.4 million in the third quarter of 2009. The net sales increase was largely due to higher sales volume as a result of the Company's expanded production capacity, improved capacity utilization to meet the growing market demand, as well as an increase in average selling price.

For the three months ended September 30, 2010, net sales increased by $9.0 million compared to the same period last year. The increase was mainly due to a rise in sales volume of 17,675 metric tons to 70,164 metric tons from 52,489 metric tons in the same period last year, resulting mainly from the increased production capacity at the Company's Zibo, Shandong facility and to a smaller extent, the start-up tonnage from the Anhui facility. In addition, the average selling price for the three months ended September 30, 2010 was $491 per metric ton, an increase of $7 per metric ton from an average selling price of $484 per metric ton for the three months ended September 30, 2009. The increase in average selling price was due to changes in the Company's pricing strategy and product mix in response to market demands.

For the three months ended September 30, 2010, sales of plastic, adhesive and rubber applications increased by $6.9 million, $2.4 million and $0.6 million, respectively, compared to the three months ended September 30, 2009. Sales of the Company's paint, ink and paper applications declined by $0.8 million, due to changes in customer requirements and the timing of purchases. Sales of automobile undercoating applications remained stable from the same period last year. The Company also generated $14,545 in net sales from its new asphalt application.

Gross profit increased 39.0% to $14.0 million from $10.1 million in the same period of 2009. Gross margin increased by 1.0%, from 39.7% for the three months ended September 30, 2009 to 40.7% for the three months ended September 30, 2010. The increase was mainly due to an increase in the average selling price of the Company's NPCC products, which was partially offset by an increase in raw material costs.

Selling, general and administrative (SG&A) expenses amounted to $2.5 million, an increase of $0.6 million from $1.9 million in the third quarter of 2009. As a percentage of total net sales, SG&A expenses decreased to 7.2% for the third quarter of 2010 from 7.4% in the third quarter of 2009. Selling expenses increased 20.6% year over year to $662,112 in the third quarter of 2010, primarily due to the Company's efforts to expand its international sales and marketing department. General and administrative (G&A) expenses increased 36.5% year over year to $1.8 million in the third quarter of 2010, as a result of increased salary and insurance expenses, R&D expenses, amortization of land use rights and related property tax for the Zibo and Anhui facilities and other expenses, partially offset by lower professional service fees.

Operating income increased by approximately $3.3 million or 40.6% for the three months ended September 30, 2010, compared to the three months ended September 30, 2009. The increase was consistent with the increase in sales.

Interest expense, related primarily to the Company's convertible notes, was $3.5 million for the three months ended September 30, 2010, an overall increase of $0.7 million compared to the same period in 2009. Total interest expense included $1.4 million contractual coupon interest on the convertible notes, $0.3 million of amortization of debt issuance costs, and $1.9 million amortization of debt discount. The $0.7 million increase for the three months ended September 30, 2010 mainly comprised a $0.4 million increase in the amortization of debt discount compared with the same period last year, and the capitalized interest for the three months ended September 30, 2010 decreased by $312,045, compared to the same period in 2009.

Income tax expense rose to $1.0 million in the third quarter of 2010 versus $0.6 million in the third quarter last year. The effective income tax rate was 12.1% for the three-month period ended September 30, 2010, an increase from 10.4% for the third quarter of 2009. The increase in the effective tax rate was primarily due to an increase in income tax rate of the Company's Tai'an, Shandong facility to 25.0% in 2010 from 12.5% in 2009 as the Tai'an facility's favorable tax rate expired as scheduled.

Net income from continuing operations in the third quarter of 2010 increased 45.3% to $7.0 million compared with $4.8 million in the same period last year. Fully diluted earnings per share from continuing operations for the third quarter of 2010 were $0.13, compared with fully diluted earnings from continuing operations per share of $0.09 in the same quarter of 2009.

Fully diluted weighted-average shares outstanding were 54,205,865 in the third quarter of 2010, down from 54,207,742 in the same quarter last year. The number of potential common shares associated with the Company's convertible debt were anti-dilutive during both periods and therefore were excluded from the diluted earnings per share computation.

EBITDA was $13.2 million in the third quarter of 2010, up 40.4% from $9.4 million in the same quarter of 2009.

Nine-Month Results from Continuing Operations

Net sales for the first nine months of 2010 increased by 35.8% year-over-year to $97.9 million from $72.1 million in the first nine months in 2009. Gross profit for the first nine months of 2010 was $40.3 million, up 34.7% from the gross profit of $30.0 million in the same period last year. Gross margin was 41.2% for the first nine months of 2010. Operating income increased 37.1% year over year to $33.7 million, with an operating margin of 34.4%. Net income from continuing operations for the first nine months of 2010 was $20.8 million, with fully diluted earnings per share of $0.38.

Financial Condition

As of September 30, 2010, the Company had cash of $120.6 million, compared with $116.0 million at the end of December 2009. The Company's cash position at September 30, 2010 exceeds total liabilities. The Company has a credit policy extending 30 to 90 day credit terms to customers who meet its credit evaluation criteria. It reported accounts receivables of $6.1 million as of September 30, 2010, as compared to $4.6 million as of December 31, 2009. Days Sales Outstanding ("DSO"), a measure of receivables collection effectiveness were 60 days in the nine months ended September 30, 2010. As of September 30, 2010, there was no overdue accounts receivable. Total shareholders' equity rose to $196.4 million at September 30, 2010, from $170.6 million at December 31, 2009.

Net cash flow provided by operating activities increased to $31.4 million during the nine months ended September 30, 2010, up from $17.7 million for the same period of 2009, primarily due to the effective collection of accounts receivable and less income tax payments made because of a difference in the timing of payments during the nine months period ended September 30, 2010 as compared to the same period last year. The Company continued to invest in expanding capacity in the third quarter of 2010. For the nine months ended September 30, 2010, it spent approximately $28.4 million, of which $3.8 million was for the payment for the Company's December 2009 acquisition of the Anhui facility, $14.7 million for additional land use rights for the Anhui facility, $9.4 million for the purchase of equipment and the construction for Phase II production lines of the Zibo facility, and the remainder $0.5 million for the purchase of equipment and plant reconstruction for the Anhui facility.

Mr. Chen concluded, "We believe we can continue to run our operations efficiently and reinvest our operating cash flow in our business.  We are confident that our products, customer relationships, expanded international sales force, innovative new applications and aggressive capacity expansion plans will allow us to continue our penetration into new markets and capture greater market share of the rapidly growing NPCC market. When combining our notable achievements to date with the progressive strategic plans in place, we believe that the management team is well positioned to continue our record of highly favorable financial performance for years to come. "

Recent Developments

During the third quarter of 2010, the Company completed its purchase of 406,807 square meters (approximately 100.5 acres) land use rights with a beneficial period of 50 years for a purchase price of total RMB 98,554,280 (approximately $14,713,767), including title taxes and fees for the land certificate, for use in the operations of Anhui Yuanzhong in Hanshan County, Anhui Province.

Effective September 30, 2010, Andrew Weiwen Chen resigned as chief financial officer. Mr. Andrew Chen stated personal family reasons as the purpose for his resignation and leaves with no disagreements with the Company in regard to its financial statements or accounting matters. Ms. Anhui Guo, the Company's chief operating officer, was appointed acting chief financial officer, while retaining her duties as chief operating officer, until such time as a new CFO is in place.

On October 18, 2010, the Company held its 2009 Annual Meeting of Stockholders. The appointment of KPMG as the Company's independent registered public accounting firm was ratified. Mr. Xiangzhi Chen, Ms. Anhui Guo, Mr. Dongquan Zhang, Mr. A. Carl Mudd and Mr. Sheldon B. Saidman were elected to serve on the board of directors until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office.

Business Outlook

ShengdaTech has ramped up capacity utilization at its new 10,000 metric ton NPCC facility in Anhui, which is currently operating at 100% utilization. The total planned annual NPCC production capacity for 2010 is expected to reach approximately 300,000 metric tons by year end with the addition of new lines totaling 40,000 metric tons at the Company's Zibo facility.

The Company maintains its 2010 guidance for revenue and net income from continuing operations to be in the range of $123.0 million to $126.0 million and $25.0 million to $27.0 million, respectively.

Conference Call

The Company will host a conference call, to be simultaneously web cast, on November 8, 2010, at 9:00 a.m. Eastern Time or 10:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing 1-877-407-8031 (North America) or +1 201-689-8031 (International), approximately 10 minutes before the call start time. A live web cast of the conference call will be available on the Company's Website at http://www.shengdatechinc.com ..

A replay will be available shortly after the conclusion of the conference call until January 10, 2011. To access the replay, dial 1-877-660-6853 and international callers should dial +1 201-612-7415. The account number is 286 and the conference ID number for the replay is 359672.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling nano-precipitated calcium carbonate (NPCC) products. The Company converts limestone into NPCC using its proprietary and patent-protected technology. ShengdaTech is the only company possessing proprietary NPCC technology in China. NPCC products are increasingly used in tires, paper, paints, building materials, and other chemical products. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, South Korea, Malaysia, India and Latvia. For more information, contact CCG Investor Relations directly or go to ShengdaTech's website at http://www.shengdatechinc.com.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company's ability to expand capacity at its Zibo facility and increase utilization at the Anhui facility, and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, the Company's ability to meet the planned expansion schedule for its NPCC capacity, the Company's ability to identify acquisition targets, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors care in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

About Non-GAAP Disclosure

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

Contact:

Anhui Guo, Chief Operating Officer
ShengdaTech, Inc.
gah@shengdatech.com
www.shengdatechinc.com

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915 (NY office)
Email: crocker.coulson@ccgir.com
www.ccgirasia.com

Elaine Ketchmere, Partner
Tel:   +1-310-954-1345 (LA office)
Email: elaine.ketchmere@ccgir.com

Financial Tables Below

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash	$120,649,206	$115,978,763
Accounts receivable	6,146,848	4,600,722
Inventories	2,113,346	2,018,283
Prepaid expenses and other receivables	3,777,795	3,947,086
Income tax refund receivable	1,455,906	1,455,906
Debt issuance costs	815,639	-
Current assets of discontinued operations	818,637	801,983
Assets held for sale	1,754,163	1,718,475
Total current assets	137,531,540	130,521,218

Property, plant and equipment, net	127,237,848	123,099,860
Land use rights	30,153,106	15,432,743
Intangible assets	234,790	280,329
Deposit for mining rights	268,734	-
Debt issuance costs	-	1,720,209
Total assets	$295,426,018	$271,054,359

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,719,051	$3,998,532
Accrued expenses and other payables	6,586,326	4,737,356
Long-term convertible notes, current portion	84,536,567	-
Payable for acquisition	-	3,803,060
Income taxes payable	2,099,079	60,573
Due to related parties	773,081	1,572,427
Current liabilities of discontinued operations	43,038	42,068
Total current liabilities	95,757,142	14,214,016

Long-term convertible notes	-	79,298,539
Non-current income taxes payable	2,137,379	1,598,237
Note payable to related party	-	601,631
Deferred income tax liabilities	853,928	4,443,810
Non-current liabilities of discontinued operations	300,828	294,708
Total liabilities	99,049,277	100,450,941

Shareholders' equity:
Preferred Stock, par value: $0.00001, authorized: 10,000,000, outstanding, nil	-	-
Common Stock, par value: $0.00001, authorized: 100,000,000 issued and outstanding: 54,202,036	542	542
Additional paid-in capital	37,132,442	37,132,442
Statutory reserves	8,455,328	8,455,328
Retained earnings	131,845,642	111,197,045
Accumulated other comprehensive income	18,942,787	13,818,061
Total shareholders' equity	196,376,741	170,603,418

Commitments and contingencies

Total liabilities and shareholders' equity	$295,426,018	$271,054,359

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
				As restated

Net sales	$34,417,385	$25,376,060	$97,881,755	$72,066,915
Cost of goods sold	20,405,837	15,295,481	57,539,986	42,113,090
Gross profit	14,011,548	10,080,579	40,341,769	29,953,825

Operating expenses:
Selling	662,112	549,177	1,798,490	1,397,013
General and administrative	1,830,204	1,341,298	4,853,287	3,987,820
Total operating expenses	2,492,316	1,890,475	6,651,777	5,384,833
Operating income	11,519,232	8,190,104	33,689,992	24,568,992

Other income (expense):
Interest income	78,520	42,967	249,677	570,197
Interest expense	(3,541,839)	(2,822,212)	(10,207,261)	(7,626,124)
Gain on extinguishment of long-term convertible notes	-	-	-	1,624,844
Other expense, net	(36,804)	(1,861)	(50,622)	(61,688)
Other expense, net	(3,500,123)	(2,781,106)	(10,008,206)	(5,492,771)

Income from continuing operations before income taxes	8,019,109	5,408,998	23,681,786	19,076,221

Income tax expense	973,374	560,608	2,853,863	2,243,148
Income from continuing operations	7,045,735	4,848,390	20,827,923	16,833,073

Discontinued operations
Loss from discontinued operations before income taxes	(57,157)	(217,979)	(179,326)	(391,857)
Income tax expense	-	-	-	-
Loss from discontinued operations	(57,157)	(217,979)	(179,326)	(391,857)

Net income	$6,988,578	$4,630,411	$20,648,597	$16,441,216

Basic earnings per share:
Income from continuing operations	$0.13	$0.09	$0.38	$0.31
Loss from discontinued operations	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Net income per share	$0.13	$0.09	$0.38	$0.30
Diluted earnings per share:
Income from continuing operations	$0.13	$0.09	$0.38	$0.31
Loss from discontinued operations	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Net income per share	$0.13	$0.09	$0.38	$0.30
Weighted-average shares outstanding:
Basic	54,202,036	54,202,036	54,202,036	54,202,036
Diluted	54,205,865	54,207,742	54,207,133	54,204,109

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2010	2009
		As restated
Cash flows from operating activities:
Net income	$20,648,597	$16,441,216
Loss from discontinued operations	(179,326)	(391,857)
Income from continuing operations	20,827,923	16,833,073
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	4,572,120	3,124,661
Land use rights expense	352,316	237,306
Amortization of debt issuance costs	904,569	916,232
Amortization of debt discount	5,238,028	4,115,580
Gain on extinguishment of long-term convertible notes	-	(1,624,844)
Deferred income tax	(3,592,429)	(1,630,414)
Share-based compensation expense	-	20,172
Changes in operating assets and liabilities:
Accounts receivable	(1,425,408)	(238,270)
Inventories	(52,227)	597,689
Prepaid expenses and other receivables	250,567	(4,060,110)
Accounts payable	90,299	(225,606)
Accrued expenses and other payables	1,754,723	993,862
Income taxes payable/refund receivable	2,504,705	(1,310,362)
Due to related parties	(43,973)	(31,675)
Net cash provided by operating activities	31,381,213	17,717,294
Cash flows from investing activities:
Cash paid for acquisition of Chaodong	(3,808,240)	-
Purchase of property, plant and equipment, including interest capitalized	(9,902,595)	(23,856,337)
Purchase of land use rights and mining rights	(14,722,475)	-
Net cash used in investing activities	(28,433,310)	(23,856,337)
Cash flows from financing activities:
Payment to extinguish long-term convertible notes	-	(2,535,745)
Net cash used in financing activities	-	(2,535,745)
Cash flows from discontinued operations:
Net cash used in operating activities	(179,232)	(158,003)
Net cash used in investing activities	-	-
Net cash used in financing activities	-	-
Effects of exchange rate changes on cash in discontinued operations	2,220	52,753
Net cash used in discontinued operations	(177,012)	(105,250)
Effect of exchange rate changes on cash	1,899,552	(47,453)
Net increase (decrease) in cash	4,670,443	(8,827,491)
Cash at beginning of period	115,978,763	114,287,073
Cash at end of period	$120,649,206	$105,459,582

Non-cash investing activities:
Accounts payable for purchase of property, plant and equipment	$-	$1,614,378
Due to related parties for purchases of property, plant and equipment	$-	$1,360,314
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$3,939,622	$5,484,883
Cash paid for interest, net of capitalized interest	$2,700,810	$1,175,628

SHENGDATECH, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
(Amounts expressed in US$)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Net Income from continuing operations	7,045,735	4,848,390	20,827,923	16,833,073
Income Tax	973,374	560,608	2,853,863	2,243,148
Interest expense, net	3,463,319	2,779,245	9,957,584	7,055,927
Depreciation and Amortization	1,701,378	1,204,708	4,924,436	3,361,967
EBITDA	13,183,806	9,392,951	38,563,806	29,494,115